Exhibit 10.1

PURCHASE AGREEMENT

BY AND BETWEEN

KEY ENERGY SERVICES, LLC,

AS BUYER,

WESTERN DRILLING HOLDINGS, INC.,

AS SELLER,

AND

FRED S. HOLMES

AND

BARBARA J. HOLMES,

AS SHAREHOLDERS

Dated as of April 3, 2008

i

3.17	Intellectual Property	19

3.18	Tax Matters	19

3.19	Employee Benefits.	21

3.20	Labor Matters	22

3.21	Environmental Matters	23

3.22	Related Party Transactions	23

3.23	Brokers and Finders	23

3.24	Insurance	24

3.25	Customers	24

3.26	Disclosure	24

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization and Good Standing	24

4.2	Authority and Enforceability	24

4.3	Non-Contravention	25

4.4	Consents	25

4.5	Litigation	25

4.6	Brokers and Finders	26

4.7	No Knowledge of Seller’s Breach	26

ARTICLE V	COVENANTS

5.1	Publicity	26

5.2	Directors’ and Officers’ Indemnification	26

5.3	Tax Matters	26

5.4	Books and Records	31

5.5	No Other Representations	31

5.6	Disclaimer Regarding Financial Data and Projections	32

5.7	Shareholders’ Guaranty	32

ARTICLE VI	EMPLOYEE MATTERS

6.1	Participation in Benefit Plans	33

6.2	No Third Party Beneficiaries	33

6.3	Cooperation	33

ARTICLE VII	INDEMNIFICATION

7.1	Survival	33

7.2	General Indemnification	34

7.3	Limits on Indemnification	36

7.4	Exclusive Remedy	38

7.5	Mitigation	38

ARTICLE VIII	MISCELLANEOUS

8.1	Further Assurances	38

8.2	Notices	38

8.3	Entire Agreement	39

8.4	Governing Law	40

8.5	Consent to Jurisdiction; Venue; Waiver of Jury Trial	40

8.6	Arbitration	40

8.7	Attorneys’ Fees	40

8.8	Transaction Expenses	41

8.9	Amendments	41

8.10	Assignments; No Third Party Rights	41

8.11	Waiver	41

8.12	Severability	41

8.13	Time of Essence	42

8.14	Construction	42

8.15	Incorporation by Reference	42

8.16	Headings	42

8.17	Counterparts	42

EXHIBIT AND SCHEDULE INDEX

Exhibits

Exhibit A	Form of HWOC Services Agreement

Exhibit B	Working Capital Worksheet

Exhibit C	Assignment Agreement

Exhibit D	Forms of Real Property Documents

Exhibit E	Form of Release Agreement

Purchase Agreement Schedules

Schedule 2.6	Allocation

Seller Disclosure Schedules

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 3, 2008, by and between Key Energy Services, LLC, a Texas limited liability company (“Buyer”), Western Drilling Holdings, Inc., a California corporation (“Seller”), and Fred S. Holmes and Barbara J. Holmes (Fred S. Holmes and Barbara J. Holmes are collectively and jointly and severally referred to herein as the “Shareholders”).

RECITALS

WHEREAS, Seller currently owns all of the existing and outstanding membership interests (the “Interests”) of Western Drilling, LLC, a California limited liability company and the successor by reason of conversion (the “Conversion”) from Western Drilling, Inc., a California corporation (Western Drilling, LLC, together with its corporate predecessor, is hereinafter referred to as “Western Drilling”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Interests upon the terms and conditions set forth herein;

WHEREAS, the Shareholders beneficially own all of the outstanding shares of stock of Seller, and as a material inducement to Buyer to enter into this Agreement, the Shareholders desire to guaranty the payment and performance of Seller’s obligations hereunder;

WHEREAS, prior to the date hereof, the Fred S. and Barbara J. Holmes Trust Dated January 23, 1983 (the “Trust”) caused Seller to be incorporated and organized and, in connection therewith, the Trust contributed all of the issued and outstanding shares of stock, $10.00 par value per share, of Western Drilling, Inc., to Seller, following which Seller caused the Conversion to be undertaken (such actions collectively being referred to herein as the “Restructuring”); and

WHEREAS, Buyer and Seller intend that the purchase of the existing and outstanding limited liability company interests of Western Drilling pursuant to this Agreement be treated for U.S. federal income Tax purposes (and state and local Tax purposes where applicable) as the purchase by Buyer of all the assets held by Western Drilling (including the Transferred Assets) in exchange for the Purchase Price (as adjusted) (the “Intended Tax Treatment”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.  For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning ascribed to it in the Preamble hereto.

“Ancillary Agreements” has the meaning ascribed to it in Section 3.2.

“Auction” means the process undertaken by Seller and Western Drilling involving the potential disposition to one or more competing bidders of all or substantially all of the equity interests in or assets of Western Drilling.

“Balance Sheet Date” means September 30, 2007.

“Business” means the business of operating the drilling and oil well services of Western Drilling as currently conducted.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Los Angeles, California generally are authorized or required by Law or regulation to close.

“Buyer” has the meaning ascribed to it in the Preamble hereto.

“Buyer Indemnified Parties” has the meaning ascribed to it in Section 7.2(a).

“Closing” has the meaning ascribed to it in Section 2.4.

“Closing Date” has the meaning ascribed to it in Section 2.4.

“Closing Working Capital” means (i) the aggregate amount of the Working Capital Assets of Western Drilling minus (ii) the aggregate amount of the Working Capital Liabilities of Western Drilling, in each case determined as of 11:59 p.m. (California time) on the Closing Date on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a reasonably prudent person would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve the desired result set forth in this Agreement in a reasonably expeditious manner; provided that “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party of any material amounts, except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and accountants, any nominal consent fees provided for in the existing provisions of any Major Contract, and the customary fees and charges of Governmental Authorities.

“Confidentiality Agreement” means the confidentiality agreement, dated as of November 13, 2007, by and between Buyer and Western Drilling.

“Consent” means any consent or approval of any third-party Person that is not a Governmental Authority.

“Contract” means any written agreement, contract, purchase order, instrument or legally binding commitment or understanding.

“Conversion” has the meaning ascribed to it in the Recitals hereto.

“Damages” has the meaning ascribed to it in Section 7.2(d).

“Disregarded Entity” has the meaning ascribed to it in Section 3.18(g).

“Employees” means the current employees of Western Drilling.

“Employee Benefit Plan” means any written compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA and whether or not subject to ERISA, providing compensation, bonuses, or cash or equity-based incentives, or health, medical, dental, pharmaceutical, vision, sickness, long-term care, workers compensation, disability, employee assistance, vacation, termination, severance, retirement, pension, savings, deferred compensation, retention, stay bonus, unemployment, matching gift, tuition reimbursement, or accident or life insurance benefits.

“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

“Environmental Law” means all United States federal or state Laws in effect relating to pollution, protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land and subsurface land) or natural resources, or to the generation, transportation, storage, treatment, release, discharge or migration of any hazardous substance regulated by any federal, state or local agency with respect to environmental protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Purchase Price” has the meaning ascribed to it in Section 2.3(a).

“Excluded Employees” means the individuals designated as such on Section 1.1(A) of the Seller Disclosure Schedules.

“Excluded Assets” means all of Western Drilling’s right, title and interest in and to the assets set forth in Section 1.1(B) of the Seller Disclosure Schedules, including, without limitation, internal correspondence and memoranda, valuations, investment banking presentations and bids received from other Persons in connection with the Auction, the Interests Purchase and the other transactions contemplated by this Agreement.

“Final Closing Statement” has the meaning ascribed to it in Section 2.3(b).

“Financial Statements” has the meaning ascribed to it in Section 3.6.

“Form 2553” means IRS Form 2553, Election by a Small Business Corporation.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Approval” means any authorization, consent, approval, certification, permit, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any domestic or foreign, federal, state, county, municipal or other government, governmental, regulatory or administrative authority, agency or commission, or any court, tribunal or judicial or arbitral body exercising executive, legislative or judicial functions.

“HWOC” means Holmes Western Oil Corporation, a California corporation.

“HWOC Services Agreement” means a services agreement, substantially in the form attached hereto as Exhibit A, pursuant to which Buyer and Western Drilling will provide the drilling services and annual well service rig time specified therein to HWOC upon the terms and conditions specified therein.

“Indemnified Party” has the meaning ascribed to it in Section 7.2(c).

“Indemnifying Party” has the meaning ascribed to it in Section 7.2(c).

“Independent Accountant” means BDO Seidman LLP; provided that if such firm is unable or unwilling to serve as the Independent Accountant or shall have a conflict of interest with respect to any party hereto, then Buyer on the one hand, and Seller on the other hand, shall submit the name of a nationally recognized independent accounting firm that has certified that it has not done more than a de minimis amount of work for the submitting party or any of its respective Affiliates (including Western Drilling) within the preceding two (2) years, at which point the determination of which such firm shall be the Independent Accountant shall be done by lot and each party agrees that it shall not attempt to unduly influence the selected accounting firm.

“Intellectual Property” means any patents, copyrights (published or unpublished), trademarks and service marks (registered or unregistered), applications for any of the foregoing and trade names, trade dress, logos, trade secrets, inventions, discoveries, software, technical information, process technology, plans, drawings, blueprints or know-how, in each case that are used by Western Drilling in connection with the Business.

“Intended Tax Treatment” has the meaning ascribed to it in the Recitals hereto.

“Interests” has the meaning ascribed to it in the Recitals hereto.

“Interests Purchase” has the meaning ascribed to it in Section 2.1.

“Interim Financial Statements” means the unaudited balance sheet of Western Drilling for the nine months ending on September 30, 2007 and the related unaudited statements of income and cash flows for the nine months ending on September 30, 2007.

“IntraLinks” means the information contained in the virtual data room made available to Buyer, as of 5:00 p.m. (New York time) on the Business Day prior to the Closing Date, including the documents, questions and answers, and other data posted thereon as of such time and date.

“IRS” means the Internal Revenue Service.

“Key Employee” means any Employee holding a position materially affecting the ongoing operation or management of the Business of Western Drilling.

“Knowledge” means the extent, if any, of actual awareness of a particular fact or matter, without implying or requiring independent verification or investigation, of (i) with respect to Seller and Western Drilling, Fred Holmes and Paul Hancock, and (ii) with respect to Buyer, Dennis Douglas, James Flynt and Newton Wilson.

“Laws” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other administrative laws (including common law), statutes, codes, orders, ordinances, rules and regulations, constitutions and treaties enacted, promulgated or issued and put into effect by a Governmental Authority.

“Leases” has the meaning ascribed to it in Section 3.16(b).

“Liabilities” means liabilities, obligations, guarantees, assurances and commitments of every kind, nature, character and description whatsoever, whenever arising, whether known or unknown, whether asserted or unasserted, whether fixed, absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether or not recorded or reflected or required to be recorded or reflected on books and records or financial statements, including fees, costs, expenses and losses relating thereto.

“Liens” means any liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, conditional sales contracts, encumbrances or transfer restrictions under any shareholder or similar agreement.

“Major Contracts” has the meaning ascribed to it in Section 3.12.

“Material Adverse Effect” means any effect that would be materially adverse to (a) the validity or enforceability of this Agreement or the transactions contemplated hereby or (b) the business, financial condition or results of operations of the Business, taken as a whole, other than any effect arising from or related to (i) general business, economic, political, social, legal or regulatory conditions, (ii) the industries in which the Business operates in general, (iii) the financial, banking, credit or securities markets (including any disruptions therein or changes to interest rates, liquidity, currency rates or the value of the U.S. Dollar relative to other currencies, consumer confidence, stock, bond and/or debt prices and trends), (iv) changes in applicable Law or GAAP, (v) outbreak of hostilities, terrorist attack (whether against a nation or otherwise) or war, or (vi) the performance or consummation of any of the transactions contemplated hereby.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the customary conduct of such business, including any activities related to the conduct of the Auction or authorized or contemplated by this Agreement or the transactions contemplated hereby.

 “Permitted Exceptions” means (a) any Liens for Taxes that are not yet due and payable and that are not yet subject to penalties for delinquent nonpayment, (b) any Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of law or in the Ordinary Course of Business in respect of obligations that are not yet due and payable and that are not yet subject to penalties for delinquent nonpayment, (c) any zoning, building code, land use, planning, entitlement or similar Laws or regulations imposed by any Governmental Authority, (d) workers’ or unemployment compensation Liens arising in the Ordinary Course of Business, (e) the interests of lessors in equipment or leasehold fixtures and improvements leased or loaned to Western Drilling, (f) any Liens that will be discharged or released either prior to, or substantially simultaneous with the Closing, (g) any Liens created by Buyer or any of its Affiliates, and (h) any such other Liens, imperfections of title and other similar matters that do not, individually or in the aggregate, materially impair the current use and enjoyment of any material property or assets of Western Drilling.

“Person” means any natural person, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, Governmental Entity or other entity.

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 5.3(a)(i).

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative), commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Profit Sharing Plan” means the Western Drilling, Inc. Profit Sharing Plan.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Real Property” means land, together with all buildings, structures, fixtures, fittings and improvements located thereon, and all privileges, rights, easements and appurtenants belonging thereto or for the benefit thereof.

“Real Property Documents” mean, collectively, the (i) Lease Agreement between Western Drilling and Seller relating to the premises located at 101 Sixth Street, Taft, CA 93268, (ii) Lease Agreement between Western Drilling and Seller relating to the premises located at 530 Main Street, Taft, CA 93268, (iii) Lease Agreement relating to Western Drilling’s headquarters facility located at 4300 Midway Road P.O. Box 1405, Taft, California 93268, (iv) Access Agreement between Western Drilling and HWOC relating to the premises located at 25450 Hwy 33, Fellows, CA 93224 and (v) Sub-Lease Agreement between Western Drilling, Buyer and HWOC relating to HWOC’s office space located within Western Drilling’s headquarters facility located at 4300 Midway Road P.O. Box 1405, Taft, California 93268.

“Restructuring” has the meaning ascribed to it in the Recitals hereto.

“S Election” means to elect to be an “S corporation” under Subchapter S of the Code and within the meaning of Section 1361 of the Code.

“Seller” has the meaning ascribed to it in the Preamble hereto.

“Seller Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Seller to Buyer as of the Closing Date.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 7.2(b).

“Seller Fundamental Representations” has the meaning ascribed to it in Section 7.1.

“Shareholders” has the meaning ascribed to it in the Recitals hereto.

“Statement” has the meaning ascribed to it in Section 5.3(d)(ii).

“Straddle Period” has the meaning ascribed to it in Section 5.3(b).

“Survival End Date” has the meaning ascribed to it in Section 7.1.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax” means any national, federal, state, provincial, municipal, local or foreign income, gross receipts, license, wage, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third Party Claims” has the meaning ascribed to it in Section 7.2(c).

“Transferred Assets” means the assets designated as such on Section 1.1(C) of the Seller Disclosure Schedules.

“Transfer Taxes” has the meaning ascribed to it in Section 5.3(g).

“Trust” has the meaning ascribed to it in the Recitals hereto.

“WARN Act” means Worker Adjustment and Retraining Act of 1998, as amended.

“Western Drilling” has the meaning ascribed to it in the Recitals hereto.

“Western Drilling, Inc.” means Western Drilling, Inc., a California corporation that converted into Western Drilling, LLC, a California limited liability company.

“Working Capital Assets” means the current assets of Western Drilling as of 11:59 p.m. (California time) on the Closing Date (consisting of the line items set forth on Exhibit B attached hereto with respect to the current assets of Western Drilling).

“Working Capital Liabilities” means the current liabilities of Western Drilling as of 11:59 p.m. (California time) on the Closing Date (consisting of the line items set forth on Exhibit B attached hereto with respect to the current liabilities of Western Drilling).

“2006 Financial Statements” means the audited balance sheet of Western Drilling for each of the two (2) years ending on December 31, 2006 and the related audited statements of income and cash flows for each of the two (2) years ending on December 31, 2006.

1.2                                 Interpretation.  Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, and (f) all references to “$” or “Dollars” shall mean United States Dollars.

ARTICLE II

THE TRANSACTIONS

2.1                                 Purchase and Sale of Interests.  Upon the terms and subject to the conditions set forth in this Agreement, Seller has sold, conveyed, transferred, assigned and delivered to Buyer, and Buyer has purchased from Seller, all of Seller’s right, title and interest in and to the Interests, which constitute one hundred percent (100%) of the issued and outstanding membership interests of Western Drilling (the “Interests Purchase”).

2.2                                 Closing Payment.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer has paid an amount to or to the order of Seller equal to Forty Nine Million Eight Hundred Twenty Thousand Dollars ($49,820,000) in cash, and reduced or increased, as the case may be, on a dollar-for-dollar basis by the amount, if any, by which Closing Working Capital (estimated as set forth in Section 2.3(a)) is less than or more than, respectively, Two Million Nine Hundred Ninety Six Thousand Eight Hundred Forty Four Dollars ($2,996,844) (such amount, as finally determined pursuant to Section 2.3, the “Purchase Price”).  Seller has estimated Closing Working Capital to be Four Million Six Hundred Ninety Thousand Dollars ($4,690,000).

2.3                                 Purchase Price Adjustment.

(a)                                  The Purchase Price paid at the Closing was preliminarily calculated in accordance with Section 2.2 as if Seller’s estimate of Closing Working Capital were the actual amount of Closing Working Capital.  The Purchase Price as so estimated is referred to as the “Estimated Purchase Price.”

(b)                                 No later than forty-five (45) days following the Closing Date, Buyer shall deliver to Seller a statement (the “Final Closing Statement”), setting forth its good faith calculation of (i) Closing Working Capital, determined on a basis consistent with the accounting principles and policies used in the preparation of the Estimated Purchase Price and the Financial

Statements (based on a trial balance sheet), and (ii) the Purchase Price calculated as if Buyer’s calculation of Closing Working Capital were the actual amount of Closing Working Capital.  The Final Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Buyer to the effect that the Final Closing Statement has been prepared in good faith in accordance with this Section 2.3(b).

(c)                                  Buyer shall, upon Seller’s written request, promptly make available to Seller (i) a copy of all workpapers, financial information and any other books and records utilized by Buyer in the preparation of the Final Closing Statement, and (ii) all personnel, including accounting personnel, of Buyer and its Affiliates (including Western Drilling) involved in the preparation of the Final Closing Statement.  Seller shall notify Buyer in writing no later than thirty (30) days following Seller’s receipt of the Final Closing Statement from Buyer that it accepts the Final Closing Statement or that there is a dispute as to an item or items reflected thereon.  Such notice shall set forth Seller’s objections, if any, to the Final Closing Statement in reasonable detail.  The failure by Seller to give Buyer such notice within such period shall be deemed to constitute Seller’s acceptance of the Final Closing Statement.  The parties shall use Commercially Reasonable Efforts to resolve any such dispute, but if such dispute cannot be resolved by the parties within thirty (30) days after Seller gives notice of such dispute, it shall be referred to the Independent Accountant who, acting as an expert and not as an arbitrator, shall resolve the matters still in dispute and adjust the Final Closing Statement and/or the Closing Working Capital to reflect such resolution.  The Independent Accountant’s resolution of the matters in dispute shall be final and binding on all parties hereto for purposes of the Final Closing Statement and Closing Working Capital.  The Parties shall instruct the Independent Accountant to resolve such disputes by making its determination within thirty (30) days after its engagement. The determination of the Independent Accountant regarding such dispute shall be conclusive and binding on each party.

(d)                                 The scope of any dispute to be resolved by the Independent Accountant shall be limited to whether the amounts set forth on the Final Closing Statement (i) were obtained from and in accordance with the books and records of Western Drilling and (ii) prepared in accordance with GAAP, applied in a manner consistent with the Financial Statements and this Agreement.  In resolving any disputed item, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by Buyer or the Seller or less than the smallest value for such item claimed by Buyer or the Seller, in each case as presented to the Independent Accountant.

(e)                                  All of the fees and expenses of the Independent Accountant pursuant to this Section 2.3 shall be apportioned between Buyer and Seller by the Independent Accountant based upon the inverse proportion of the disputed amounts resolved in favor of such party (i.e., so that the prevailing party bears a lesser, or no, amount of such fees, costs and expenses).

(f)                                    Buyer and the Seller shall each make readily available to the Independent Accountant all relevant work papers and books and records relating to Western

Drilling, the Final Closing Statement and the computation of Closing Working Capital as are requested by the Independent Accountant and shall use Commercially Reasonable Efforts to cooperate with the Independent Accountant in resolving any disputed matters.

(g)                                 If the Purchase Price as finally determined pursuant to this Section 2.3 (i) is less than the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to the shortfall, or (ii) is more than the Estimated Purchase Price, Buyer shall pay to Seller an amount equal to the excess.  Any such payment pursuant to the preceding sentence shall be made by wire transfer of immediately available U.S. funds, to an account designated by Buyer or Seller, as the case may be, on the later of (x) the second (2nd) Business Day after acceptance by Seller of the Final Closing Statement or (y) the second (2nd) Business Day following resolution (as contemplated by Section 2.3(c)) of any dispute concerning the Final Closing Statement.  All payments made pursuant to this Section 2.3(g) shall be accompanied by interest at a rate per annum equal to the prime rate as quoted in the “Money Rates” section of the Wall Street Journal on the Closing Date for the period from the Closing Date through (but excluding) the date such payment is made.

(h)                                 No matter that gives rise to an adjustment under this Section 2.3 shall be the subject of or eligible for a claim by Buyer for indemnification under Article VII, except and only to the extent the Damages arising from such matter exceed the amount of such adjustment.

2.4                                 Closing.  The closing of the Interests Purchase and the other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein (the “Closing”) have taken place on the date of this Agreement at the offices of Munger, Tolles & Olson LLP, Los Angeles, California at 10:00 a.m. local time (the “Closing Date”).

2.5                                 Closing Obligations.  At the Closing:

(a)                                  Seller has delivered to Buyer the following documents:

(i)                                     an executed Assignment Agreement in the form attached hereto as Exhibit C;

(ii)                                  certificate executed by Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations certifying that Seller is not a foreign person and is not a disregarded entity;

(iii)                               executed copies of the Real Property Documents in the forms attached hereto as Exhibit D;

(iv)                              instruments evidencing the resignation of (a) each officer of Western Drilling and (b) each of Messrs. Joseph Eller, Terry Destrampe and Paul Hancock;

(v)                                 the HWOC Services Agreement, executed on behalf of HWOC;

(vi)                              a receipt duly executed by Seller certifying the receipt from Buyer of payment for the Interests, and all other items to be delivered to it at the Closing, including all items to be delivered pursuant to Article II of this Agreement;

(vii)                           documentation providing evidence of (A) the separation by Seller of the Excluded Assets from the Business, such that Buyer has not, directly or indirectly, acquired any Excluded Assets in connection with the Interests Purchase and the other transactions contemplated hereby, and (B) that Seller has cancelled, and has caused its Affiliates (other than HWOC with respect to accounts payable to Western Drilling in the ordinary course) to cancel all remaining intercompany debt and other intercompany obligations and intercompany receivables as between Seller and its post-Closing Affiliates (other than HWOC with respect to accounts payable to Western Drilling in the ordinary course), on the one hand, and Western Drilling, on the other, and all remaining guarantees issued by Western Drilling in support of any indebtedness for borrowed money of Seller or any of its Affiliates;

(viii)                        documentation providing evidence of the transfer by Seller and its Affiliates of all of the Transferred Assets to Western Drilling, with the title as represented in Article III with respect thereto;

(ix)                                an executed General Release from the Shareholders in the form attached hereto as Exhibit E;

(x)                                   the books and records referenced in Section 3.7;

(xi)                                a certificate of the secretary of Seller, certifying its articles of incorporation, its bylaws and  its resolutions relating to this Agreement and the transactions contemplated hereby; and

(xii)                             documentation providing evidence of the transfer of sponsorship of the Profit Sharing Plan from Western Drilling to HWOC.

(b)                                 Buyer’s Closing Deliveries.  Buyer has delivered to Seller:

(i)                                     the Estimated Purchase Price by wire transfer in immediately available U.S. funds, to the account set forth on Schedule 2.5(b)(i).

(ii)                                  an executed Assignment Agreement in the form attached hereto as Exhibit C;

(iii)                               executed copies of the Real Property Documents in the forms attached hereto as Exhibit D;

(iv)                              the HWOC Services Agreement, executed on behalf of Western Drilling; and

(v)                                 a receipt duly executed by Buyer certifying the receipt from Seller of all of the items to be delivered to it at the Closing, including all items to be delivered pursuant to Article II of this Agreement.

2.6                                 Allocation.  Buyer and Seller agree that the Purchase Price (which for purposes of this Section 2.6 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income Tax purposes), as may be adjusted pursuant to Section 2.3, shall be allocated to the assets of Western Drilling, including the Transferred Assets, but excluding the Excluded Assets, in the manner set forth on the allocation schedule attached hereto as Schedule 2.6 (the “Allocation”).  Buyer and Seller shall (a) be bound by the Allocation for all purposes, including for determining any income Taxes for all periods ending on or after the Closing Date, (b) prepare and file, and cause their Affiliates to prepare and file, all income Tax Returns on a basis consistent with the Allocation for all periods ending on or after the Closing Date, and (c) take no position, and cause their Affiliates to take no position, inconsistent with the Allocation on any such income Tax Return or in any Proceeding before any Tax Authority relating to any such income Tax Return.  In the event the Allocation is audited or disputed by any Tax Authority, or otherwise, the party receiving notice thereof shall promptly notify the other party.  Buyer and Seller acknowledge and confirm that the Allocation was determined at arm’s length based on fair market values and the willingness of Buyer and Seller to proceed with the Interests Purchase and the other transactions contemplated by this Agreement.

2.7                                 Further Assurances.  Without further consideration therefor, Seller shall, and shall cause its Affiliates to, execute and deliver to Buyer such further instruments and certificates of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer the Interests to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Each representation and warranty contained in this Article III is qualified by disclosures made with respect to the Seller Disclosure Schedules.  Except with respect to matters set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer, as follows:

3.1                                 Organization and Good Standing.  Western Drilling (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California, (b) has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified and in good standing to transact business in each U.S. jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California.

3.2                                 Authority; Execution; Enforceability.  Seller has all requisite corporate power and authority to (a) execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (the “Ancillary Agreements”) to which it is a party, (b) perform its obligations hereunder, and (c) consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller.  Assuming the due authorization, execution and delivery of this Agreement, and, to the extent required, the Ancillary Agreements by Buyer, each of this Agreement and the Ancillary Agreements to which they are parties constitutes the legal, valid and binding obligation of Seller and the Shareholders, enforceable against each of them in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (y) general principles of equity.

3.3                                 Non-Contravention.  Subject to the provisions of Section 3.4 regarding Consents, the execution and delivery by Seller and the Shareholders of this Agreement and the Ancillary Agreements to which any of them is a party do not, and Seller’s and the Shareholders’ performance hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby shall not, (a) violate any provision of the articles of incorporation or bylaws of Seller or the articles of organization or operating agreement of Western Drilling, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Major Contract, (c) violate any Law or Order of any Governmental Authority applicable to Western Drilling, Seller or either Shareholder, (d) result in the cancellation, modification, revocation or suspension of any Governmental Approval granted to Western Drilling, or (e) result in the imposition or creation of any Lien, except for Permitted Exceptions, upon or with respect to any of the properties or assets of Western Drilling.

3.4                                 Consents.  The execution and delivery by Seller and the Shareholders of this Agreement and the Ancillary Agreements to which any of them is a party, Seller’s and the Shareholders’ performance hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not require (a) any Consent under any Major Contract, or (b) any Governmental Approval.

3.5                                 Capitalization; No Subsidiaries; Ownership of Interests.

(a)                                  Western Drilling has an authorized capitalization consisting of 327 membership interests, all of which are issued and outstanding and held of record by Seller.  All of the issued and outstanding Interests have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and none of them have been issued in violation of preemptive or similar rights.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights of any kind to purchase or otherwise acquire any membership interests in Western Drilling, and no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights for which Western Drilling has any liability.  Western Drilling has no subsidiaries and does not directly or indirectly own, control or have any investment or other ownership interest in any corporation, limited liability company, partnership, joint venture, business trust or other entity.

(b)                                 Seller is the owner of all right, title and interest (record and beneficial) in and to the Interests.  The delivery to Buyer of the Interests hereunder will transfer to Buyer valid title to all the Interests, free and clear of any Liens (other than Liens created by Buyer and its Affiliates).  There is no outstanding option, warrant, right, commitment, subscription, call, unsatisfied preemptive right or other agreement or right of any kind (contingent or otherwise) to purchase or otherwise acquire from such Seller the Interests.

3.6                                 Financial Statements.  Attached to Section 3.6 of the Seller Disclosure Schedules are true and complete copies of the 2006 Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”).  Other than as set forth on Section 3.6 of the Seller Disclosure Schedules, the Financial Statements are derived from the books and records (which are accurate and complete in all material respects) of Western Drilling, consistent with past practice.  The Financial Statements are accurate and complete in all material respects and fairly present the financial position of Western Drilling as of the dates thereof and the results of its operations and its cash flows for the periods then ended in accordance with GAAP, subject, in the case of the Interim Financial Statements, to the absence of footnotes and to normal year-end reclassifications and adjustments.

3.7                                 Books and Records.  The books of account, minute books, stock record books and other material corporate and company records of Western Drilling, copies of which have been made available to Buyer, are complete and correct in all material respects with respect to the past five (5) year period prior to the date hereof.  The minute books of Western Drilling contain records of all material meetings held, and corporate action taken by, the shareholders, Board of Directors and members of Western Drilling during such five (5) year period and such minutes books are complete and correct in all material respects with respect to such five (5) year period.

3.8                                 Absence of Certain Changes or Events.  Except as otherwise contemplated, required or permitted by this Agreement, from the Balance Sheet Date to the Closing Date, there has not occurred any change, event or circumstance that has resulted in a Material Adverse Effect.

3.9                                 Undisclosed Liabilities.  Western Drilling does not have any Liabilities or obligations, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued or otherwise, and required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for (a) liabilities reflected or reserved against in the Financial Statements, (b) liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business, (c) liabilities disclosed in this Agreement and in the Seller Disclosure Schedules and (d) liabilities permitted by, or incurred pursuant to, this Agreement.

3.10                           Property; Title to Assets.

(a)           Western Drilling has good and marketable title to, or a valid and binding leasehold interest in, its material personal property, except for (i) properties or assets sold or otherwise disposed of in the Ordinary Course of Business, since the date of the Financial Statements, free and clear of all Liens, except for Permitted Exceptions, and (ii) the Excluded Assets.

(b)           Section 3.10(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a non-exclusive listing of those items of equipment considered by Buyer and Seller to be material to the Business (the “Material Equipment”).  Western Drilling has good and marketable title to, or a valid and binding leasehold interest in, the Material Equipment and, as of the Closing, each items of Material Equipment is in the possession of Western Drilling.

3.11                           Sufficiency of Assets.  The tangible personal property assets of Western Drilling are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.12                           Major Contracts.

(a)           Except as disclosed in Section 3.12(a) of the Seller Disclosure Schedules, as of the date hereof Western Drilling is not a party to or subject to:

(i)            Any well service and/or drilling contracts;

(ii)           Any lease of personal or movable property as lessor or lessee, other than equipment leased from third parties and sublet to customers in the Ordinary Course of Business and other than leases which do not require payments in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) individually;

(iii)          Any contract for the purchase of materials, supplies, goods, services, equipment or other assets, other than contracts which do not require payments in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) individually;

(iv)          Any sales, distribution or other similar agreement providing for the sale by Western Drilling of materials, supplies, goods, services, equipment or other assets, other than to customers in the ordinary course of the Business;

(v)           Any contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(vi)          Any contract or commitment that limits the freedom of Western Drilling to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or which would so limit the freedom of Western Drilling after the Closing;

(vii)         Any contract relating to any guaranty or indemnity issued by Western Drilling other than in the Ordinary Course of Business;

(viii)        Any agreement relating to the acquisition or disposition of any part of the Business other than sales of inventory in the Ordinary Course of Business;

(ix)           Any other contract or commitment not made in the ordinary course of the Business consistent with past practice or any other contract or commitment which involves or could involve consideration individually in excess of One Hundred Thousand and No/100 Dollars ($100,000.00); and

(x)            Any agreement under which Western Drilling has advanced or loaned any amount of money to any director, officer or employee (collectively, all such agreements and commitments referenced in clauses (i) through (x) of this Section 3.12(a) are referred to herein as “Major Contracts”).

(b)           Seller has made available to Buyer by posting to IntraLinks copies of all Major Contracts that are true and complete in all material respects, in each case subject to Western Drilling’s confidentiality obligations to third parties and any restrictions on disclosure required by such third parties (and where such obligations and restrictions have been specifically disclosed on Schedule 3.12(b) of the Seller Disclosure Schedule).

(c)           All of the Major Contracts are in full force and effect in all material respects (except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought), and Western Drilling is not and, to the Knowledge of Seller, no other party is, in breach thereof or default thereunder in any material respect, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any such material default or breach.

3.13                           Litigation.  There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Seller, threatened in writing against or affecting Western Drilling or which would, individually or in the aggregate, prohibit or restrict in any material respect the performance by Seller of Seller’s obligations under this Agreement or the consummation of the transactions contemplated hereby, nor is there any Order of any Governmental Authority or arbitrator outstanding against Western Drilling or the Seller.  There are no unsatisfied judgments against Western Drilling.

3.14                           Compliance with Laws.  Western Drilling is, and at all times during the three (3) years prior to the Closing Date, has been, in compliance in all material respects with all applicable Laws, Orders of Governmental Authorities and Governmental Approvals, except for matters that are the subject of Sections 3.13, 3.15, 3.17, 3.18, 3.19, 3.20 and 3.21, which are controlled by such Sections without duplication with this Section.

3.15                           Licenses and Permits.  Western Drilling possesses all Governmental Approvals necessary to carry on its Business in the manner currently conducted.  Each item of Material Equipment has all Governmental Approvals necessary for the continued operation thereof in a substantially similar manner as the same is operated as of the Closing Date.  There is not now pending or, to the Knowledge of Seller, threatened any Proceeding by or before any Governmental Authority to revoke, cancel, rescind, modify or refuse to renew in the Ordinary Course of Business any of such Governmental Approval.  In the past three (3) years, Western Drilling has not received written notice of, nor, to the Knowledge of Seller, is there, any violation of the terms under which Western Drilling holds any such Governmental Approval or of any enforcement action which could result in the suspension or termination of any such license or permit.

3.16                           Real Property.

(a)           Western Drilling owns no Real Property.

(b)           Section 3.16(b) of the Seller Disclosure Schedules sets forth the address of each parcel of Real Property which as of immediately prior to the Closing is subject to a leasehold or subleasehold interest possessed by Western Drilling and a true and complete list of all leases and subleases for each such parcel.  Seller has made available to Buyer by posting to Intralinks copies of all Leases that are true and complete in all material respects, in each case subject to Seller’s and Western Drilling’s confidentiality obligations to third parties and any restrictions on disclosure required by such third parties.  Except for Permitted Exceptions and for matters that would not have a Material Adverse Effect:

(i)            each such lease or sublease constitutes a valid and binding obligation of Western Drilling, enforceable against such company in accordance with its terms in all material respects, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (y) general principles of equity, and (z) considerations of public policy relating to indemnification; and

(ii)           Western Drilling is not in breach of or default under any such lease or sublease, and no event has occurred that (with notice or lapse of time, or both) would constitute a breach of or default under, or permit termination, modification or acceleration under, such lease or sublease.

3.17                           Intellectual Property.  Western Drilling owns or has the right to use all of the material Intellectual Property used by it in the conduct of the Business as currently conducted.  Section 3.17 of the Seller Disclosure Schedules contains a list of all registered trademarks, registered service marks and registered trade names and all applications for registration for any of the foregoing owned or used by Western Drilling.  Western Drilling has no patents or registered copyrights.  Except for licenses listed in Section 3.17 of the Seller Disclosure Schedules, Western

Drilling has not granted to any Person the right to use any Intellectual Property.  To Seller’s Knowledge, no use by Western Drilling of any Intellectual Property infringes upon the intellectual property rights of any third party, except as would not have a Material Adverse Effect.  No proceedings are pending or, to Sellers’ Knowledge, threatened in writing, alleging that the use by Western Drilling of any Intellectual Property infringes upon the rights of any third party and no claim has been received by Seller alleging any such infringement.

3.18                           Tax Matters.  Except as set forth on Section 3.18 of the Seller Disclosure Schedules:

(a)           Filing of Tax Returns.  Western Drilling has timely filed or caused to be timely filed with the appropriate Tax Authorities all Tax Returns required to be filed by it under applicable Law (taking into account any applicable extensions).  Neither Western Drilling nor any Person on behalf of Western Drilling has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

(b)           Payment of Taxes.  All Taxes due and payable by Western Drilling in respect of periods ending on or before the Closing Date (whether or not shown to be due and payable on any Tax Return) have been timely paid, or will be timely paid, on or before the Closing Date.  Western Drilling has withheld, collected, or paid over (or will pay over) in a timely manner to the appropriate Tax Authority all Taxes required to have been withheld, collected, or paid on or before the Closing Date in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or any other third party.

(c)           Audits, Investigations or Claims.  There are no audits, examinations, investigations, claims, assessments or other Proceedings relating to Western Drilling with respect to any Tax either (A) pending, (B) claimed or raised by any Tax Authority in writing, or (C) as to which Seller has Knowledge based upon personal contact with any agent or representative of any Tax Authority.  There are no Liens (other than Permitted Exceptions) for Taxes on any of the assets of Western Drilling (including the Transferred Assets).  Western Drilling has not waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to any Tax assessment or deficiency.  No power of attorney granted by Western Drilling with respect to any Taxes is currently in force.

(d)           Non-Foreign Status.  Seller is not a foreign person within the meaning of Treasury Regulations Section 1.1445-2(b)(2) and Section 1445(f)(3) of the Code.

(e)           Tax Returns.  Western Drilling has not engaged in any transaction described as a “reportable transaction” in Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to a transaction that the IRS has determined to be a Tax avoidance transaction or that the IRS has identified through a notice, Treasury Regulation or other form of published guidance as a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(f)            S Corporation Matters.  Western Drilling, Inc. filed a properly executed Form 2553 with the IRS to elect under Subchapter S of the Code to be an “S corporation” within the meaning of Section 1361 of the Code.  Western Drilling, Inc.’s S Election became effective on September 1, 2005 and Western Drilling, Inc. was at all times from and including September 1, 2005, through and including the effective time of the Conversion an “S corporation” within the meaning of Section 1361 of the Code (and an “S corporation” for all applicable state and local income Tax purposes).

(g)           Disregarded Entity.  Western Drilling will, on the Closing Date and on the day before the Closing Date, be disregarded for U.S. federal Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and for state and local Tax purposes under comparable provisions of state and local Tax Law) (a “Disregarded Entity”).  No action has been taken prior to the Closing that would result in Western Drilling’s being classified as an entity that is not a Disregarded Entity.

(h)           Other.  Western Drilling (i) does not have any liability for the Taxes of any entity under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise, (ii) is not a party to or bound by, and has no obligation under, any Tax allocation or Tax sharing agreement, Tax indemnity agreement, or similar written or unwritten agreement or arrangement, (iii) is not a party to or bound by, and has no obligation under, any agreement, ruling or compromise entered into between Western Drilling and any Tax Authority regarding Taxes or the assessment or payment thereof, (iv) is not a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Law), and (v) has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code.  Western Drilling is not, and will not be, required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for any taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or before the Closing Date, (C) installment sale or open transaction disposition made on or before the Closing Date, or (D) prepaid amount received on or before the Closing Date.  Western Drilling has not received any written notice that a claim has been made by any Tax Authority or other governmental entity in a jurisdiction where Western Drilling does not file Tax Returns that Western Drilling is or may be subject to taxation by that jurisdiction.

3.19                           Employee Benefits.

(a)           Section 3.19(a) of the Seller Disclosure Schedules sets forth each Employee Benefit Plan that Western Drilling maintains or to which Western Drilling contributes.  Seller has made available to Buyer by posting to IntraLinks, or otherwise has made available to

Buyer copies of all such Employee Benefit Plans that are true and complete in all material respects.

(b)           Each Employee Benefit Plan (and each related trust, custodial account or insurance contract) has been administered and operated in compliance with its governing documents and complies in form and in operation in all material respects with the applicable requirements of Governmental Authorities and Law, including ERISA and the Code.  Each Employee Benefit Plan that is intended to be qualified under Code Section 401(a) and any trust relating to an Employee Benefit Plan that is intended to be exempt for Tax under Code Section 501(a) has received a favorable determination letter from the Internal  Revenue Service with respect to such plan’s or trust’s qualified or Tax exempt status, as applicable, and complies in form and operation with the requirements of Code Section 401(a) in all material respects.

(c)           Western Drilling has not engaged in any prohibited transaction or any violation of its fiduciary duties with respect to any Employee Benefit Plan, and no act, omission or transaction has occurred with respect to any Employee Benefit Plan which would result in imposition on Western Drilling or its Affiliates of (a) any material liability for a breach of fiduciary duty liability damages under 409 of ERISA or (b) any material civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA.

(d)           No charge, complaint, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened, and there is no matter pending with respect to any Employee Benefit Plan before any Governmental Authority that could result in material liability to Western Drilling.

(e)           Western Drilling has no liability, contingent or otherwise, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) or any defined benefit plan subject to Title IV of ERISA.

(f)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any current or former employee, director or independent contractor of Western Drilling to severance pay or any other payment or benefit under any Employee Benefit Plan, or accelerate the time of payment or vesting of any benefits under any Employee Benefit Plan, or increase the amount of compensation due any current or former employee, director or independent contractor of Western Drilling.

(g)           No Employee Benefit Plan provides for medical or other health benefits or for medical or life insurance benefits following an individual’s termination of employment to be self-funded by Western Drilling, and Western Drilling has made no commitments to provide such coverage, except, in each case, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar applicable Law.

(h)           All contributions required to be made to each Employee Benefit Plan under the terms of such Employee Benefit Plan, the Code, ERISA or other applicable law have been timely made or reserved for on the Financial Statements.

(i)            Except for the Western Drilling, Inc. Money Purchase Pension Plan, the Profit Sharing Plan is the only Employee Benefit Plan currently or within the last six years maintained by Western Drilling or is Affiliates that is intended to be qualified under Code Section 401(a), no Employee Benefit Plan is funded by a trust that is intended to be exempt from federal income taxation pursuant to Code Section 501(c)(9), and no Employee Benefit Plan is in violation of Code Section 409A.

3.20                           Labor Matters.

(a)           Section 3.20 of the Seller Disclosure Schedule lists all Persons currently employed by Western Drilling and all contract employees providing services to Western Drilling as independent contractors as of March 31, 2008 and provides, with respect to such Persons, their job title, applicable compensation and their names.

(b)           To the Knowledge of the Seller, no Key Employee has expressed a current intention to terminate employment with Western Drilling.  There are no employment, severance, termination or other similar agreements, policies or obligations providing for employment or for payment of severance, benefits or termination costs, whether written or oral, accruing to the benefit of any director, officer or Employee of Western Drilling, except for any agreements disclosed on Section 3.20 of the Seller Disclosure Schedules.

(c)           There is no material Proceeding pending or, to the Knowledge of the Seller, threats that are perceived as credible, against Western Drilling pertaining to terms and conditions of employment, including those relating to wages, hours, benefits, collective bargaining, employment discrimination or harassment, statutory rights, public policy or retention claims, affirmative action plans, occupational safety and health, laws guaranteeing rights to leave or compensation time, the WARN Act or the payment of or withholding of Taxes and other sums.

(d)           Western Drilling has no collective bargaining agreement or other labor union Contract applicable to the Employees, and there are no current negotiations regarding entering into any such agreement.  Western Drilling has not recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any employees of Western Drilling.  To the Knowledge of the Seller, there are no union organizing efforts in progress relating to Western Drilling.

(e)           Western Drilling has complied in all material respects with all Laws relating to the employment of labor at all times during the forty-eight (48) months prior to the Closing Date.

(f)            There are no pending, or to the Knowledge of the Seller, threatened strikes, work stoppages, slowdowns or lockouts against Western Drilling by any Employees, and there are no pending or to the Knowledge of the Seller, threatened in writing, unfair labor practice charges, grievances or complaints against Western Drilling, nor have any of the foregoing occurred in the last twenty-four (24) months.  To the Knowledge of the Seller, Western Drilling is not engaged in any unfair labor practice.

3.21                           Environmental Matters.  Western Drilling is in compliance in all material respects with all Environmental Laws and has, for the past four (4) years, been in compliance in all material respects with all Environmental Laws.  Except for matters disclosed in Section 3.21 of the Seller Disclosure Schedules, neither Seller nor Western Drilling has received any written or oral notice and nothing has come to their attention to the effect that: (a) the properties, operations and activities of Western Drilling are not in compliance with all applicable Environmental Laws or require response, remedial, corrective action or cleanup of any kind under any applicable Environmental Laws that individually or in the aggregate would be material to Western Drilling; (b) Western Drilling is subject to any existing, pending or threatened action, suit, investigation, inquiry or Proceeding by or before any court or governmental authority under any Environmental Law; (c) all governmental licenses, permits, authorizations, consents or approvals affecting, or relating in any way to, Western Drilling or the Business, if any, required to be obtained or filed by Western Drilling under any Environmental Law have not been obtained or filed and any such required permits are not valid and currently in full force and effect and (d) there has been any release of any hazardous substance, pollutant or contaminant into the environment by Western Drilling in material violation of any applicable Environmental Law. Western Drilling has made available to the Buyer all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to Western Drilling) in the possession of Western Drilling or the Seller.  Except for the underground storage tanks referenced in the Phase I environmental report made available to Buyer by Western Drilling, there are currently no, and to the Knowledge of Seller, there never have been any, underground storage tanks on Real Property at any time owned, leased or operated by Western Drilling.

3.22                           Related Party Transactions.  Other than the Excluded Assets and the Transferred Assets, no employee, officer, director, shareholder, or Affiliate of Western Drilling or any family member or Affiliate of Western Drilling, is a party to any contract, commitment or transaction with Western Drilling or has any interest in any property used by the Western Drilling.

3.23                           Brokers and Finders.  Except for Simmons & Company International, whose fees shall be paid by Seller, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of Seller or Western Drilling is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller or Western Drilling in connection with the execution and delivery of this Agreement, Seller’s performance hereunder, or the consummation of the transactions contemplated hereby.

3.24                           Insurance.  Section 3.24 of the Seller Disclosure Schedules lists the insurance policies held by Western Drilling, copies of which, and claims histories for the past two (2) years under which, have been made available to Buyer by posting to IntraLinks.

3.25                           Customers.  Section 3.25 of the Seller Disclosure Schedules sets forth (a) a list of the top twenty (20) customers of Western Drilling for the 2007 calendar year, (b) the gross sales by Western Drilling attributable to each of such customers for such period and (c) whether there is a written contract with each of such customers.  Since the Balance Sheet Date, none of the customers listed on Section 3.25 of the Seller Disclosure Schedule has cancelled or terminated or, to the Knowledge of Seller, made threats that are perceived as credible about its intention to cancel or terminate its business relationship with Western Drilling.  Western Drilling is not currently obligated to share any cost savings or reduction with any third party pursuant to any Contract, including, without limitation any contract set forth on Section 3.12 of the Seller Disclosure Schedules.

3.26                           Disclosure.  None of the representations or warranties or other statements made by the Seller in this Agreement or the Seller Disclosure Schedules, when taken as a whole, contain any untrue statement or omit to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1                                 Organization and Good Standing.  Buyer is a limited liability company (a) duly formed, existing and in good standing under the Laws of its jurisdiction of formation, (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified and in good standing to transact business in each U.S. jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations hereunder or the consummation of the transactions contemplated hereby.

4.2                                 Authority and Enforceability.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Buyer, its performance hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer.  Each of this Agreement and the Ancillary Agreements to which it is a party has been duly executed and delivered by Buyer and, assuming due execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

4.3                                 Non-Contravention.  Subject to the provisions of Section 4.4 regarding  Consents, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Buyer do not, and Buyer’s performance hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby shall not (a) violate any provision of the organizational documents of Buyer, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which Buyer is party or by which Buyer’s assets are bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (c) violate any Law or Order of any Governmental Authority applicable to Buyer, except where such violations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.4                                 Consents.  The execution and delivery by Buyer of this Agreement, Buyer’s performance hereunder, and the consummation of the transactions contemplated hereby do not require (a) any Consent under any Contract to which Buyer is party or by which Buyer’s assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (b) any Governmental Approval, except where failures to obtain such Governmental Approval would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.5                                 Litigation.  There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Buyer, threatened against or affecting Buyer, nor is there any Order of any Governmental Authority or arbitrator outstanding against Buyer, in each case the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.6                                 Brokers and Finders.  No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the execution and delivery of this Agreement, Buyer’s performance hereunder, or the consummation of the transactions contemplated hereby.

4.7                                 No Knowledge of Seller’s Breach.  To the Knowledge of Buyer, Seller is not in breach of any representation or warranty in ARTICLE III of this Agreement (a) that could reasonably be expected to result in Damages in an amount greater than the threshold amount described in Section 7.3(a) (i.e. $505,000) and (b) where such Knowledge is based on facts (i) that are derived from a source other than Seller, Western Drilling or any of their respective officers, employees, agents or consultants, and (ii) that Buyer reasonably believes are not known to Seller.

ARTICLE V
COVENANTS

5.1                                 Publicity.  Any party may issue a press release or make a public statement following the Closing regarding the subject matter of this Agreement.  Any party issuing a press release or other written public statement shall furnish a copy to the other party prior to its dissemination.  Nothing herein shall limit the ability of any party hereto to make any disclosures required by Law in a timely manner.

5.2                                 Directors’ and Officers’ Indemnification.  For a period of not less than six (6) years from the Closing Date, Buyer shall use its Commercially Reasonable Efforts to cause Western Drilling to exculpate, indemnify, advance expenses to and hold harmless all of its past and present directors, officers, employees and agents for any acts or omissions occurring at or prior to the Closing to the greatest extent currently permitted under Western Drilling’s organizational documents and applicable Law, provided that such indemnity and other rights shall not apply to any claim by Buyer against any of the Sellers under this Agreement or any of the Ancillary Agreements.  In the event that any claim for indemnification or advancement of expenses is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses shall continue until such claim is disposed of or all Orders of any Governmental Authorities in connection with such claim are fully satisfied.

5.3                                 Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a)           Tax Indemnification.

(i)            Seller and the Shareholders, jointly and severally, shall indemnify and hold the Buyer Indemnified Parties harmless from and against any Damages for, arising out of, resulting from, relating to, in the nature of, or caused by  (A) all Taxes (or the non-payment thereof) of Western Drilling and Seller for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Periods”), including, without limitation, any Taxes imposed in connection with the deemed sale of Western Drilling’s assets resulting from consummation of the transactions contemplated by this Agreement, (B) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Western Drilling is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or 1.1502-78(b)(2) or any analogous or similar state, local, or foreign Law or regulation, (C) any and all Taxes of any Person imposed on Western Drilling as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring (other than an event or transaction of Buyer or its Affiliates) before the Closing and (D) the Interests Purchase not being treated for U.S. federal income Tax purposes (and state, local and foreign Tax purposes where applicable) as the purchase by Buyer of all of the assets held by Western Drilling (including Transferred Assets) in exchange for the Purchase Price as a result of a breach of any representation or warranty contained in Section 3.18(g); provided in each case that no indemnification will be made to the extent such Taxes have been taken into account in determining the Closing Working Capital as shown on the Final Closing Statement that has become final and binding pursuant to Section 2.3,  and provided further, that no amount shall be payable by Seller or the Shareholders pursuant to clause (A), (B) or (C) of this Section 5.3(a)(i) for any Damages other than Taxes until the aggregate amount of such Damages exceeds $100,000 and then only to the extent by which such Damages exceed such threshold amount, provided however, that this limitation shall not apply in the event of fraud, intentional misrepresentation or willful misconduct.

(ii)           Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and against all Taxes (or the non-payment thereof) relating to the income or activities of Western Drilling for all taxable periods that are not Pre-Closing Tax Periods, including for the portion beginning immediately after the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

(iii)          If a claim shall be made by any Tax Authority with respect to Taxes, which, if successful, might result in an indemnity payment to a party pursuant to this Section 5.3, the provisions of Section 7.2(c) shall apply with respect to such claim.

(b)           Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the portion of such Straddle Period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except that the amount of any property or ad valorem Taxes or franchise Taxes (which are measured solely by, or based solely upon, capital, debt or a combination of capital and debt) for the portion of such Straddle Period through the end of the Closing Date shall be determined on a per diem basis.

(c)           Tax Treatment of Interests Purchase.  Buyer and Seller agree to report and file (and to cause their Affiliates to report and file) their U.S. federal income Tax Returns (and state and local income Tax Returns where applicable) in all respects and for all purposes consistent with the Intended Tax Treatment.  Buyer and Seller further agree not to take (and to cause their respective Affiliates not to take) any position, whether in any Tax Return, audit, examination, claim, adjustment, litigation or other proceeding with respect to U.S. federal income Tax (and state and local income Tax where applicable), which is inconsistent with such Intended Tax Treatment.

(d)           Filing of Tax Returns.

(i)            Seller shall cause to be prepared, at its cost and expense, each Tax Return required to be filed by Western Drilling for each period ending on or before the Closing Date, including the preparation of any short-period Tax Return ending on the Closing Date provided, however, that Seller shall make such Tax Return and the related work papers available to Buyer at least 15 days (or, in the case of an income or franchise Tax Return, 60 days) before the due date (including any extensions thereof) for filing such Tax Return to provide Buyer with a meaningful opportunity to analyze and comment on such Tax Return and have such Tax Return modified before the filing of such Tax Return.

(ii)           Buyer shall cause to be prepared, at its cost and expense, each Tax Return required to be filed by Western Drilling for each period beginning on or before the Closing Date and ending after the Closing Date and shall determine in accordance with Section 5.3(b) and Section 5.3(d)(vii) the amount of Tax due with respect to the portion of such period ending on the Closing Date, which determination shall be set forth in a statement (“Statement”) prepared by Buyer; provided, however, that Buyer shall make such Tax Return, the Statement related thereto, and the related work papers available to Seller at least 15 days (or, in the case of an income or franchise Tax Return, 60 days) before the due date (including any extensions thereof) for filing such Tax Return to provide Seller with a meaningful opportunity to analyze and comment on such Tax Return and have such Tax Return modified before the filing of such Tax Return.

(iii)          Each Tax Return described in Section 5.3(d)(i) and (ii) shall be timely filed and shall be prepared in accordance with past Tax accounting practices, methods and elections used with respect to the Tax Return in question (except to the extent (A) any such past practice, method or election or any such matter is not, or is no longer, permissible under the applicable Tax Law or (B) otherwise required as a result of the Tax treatment described in Sections 5.3(b) or 5.3(c), the Allocation, or the transactions contemplated by this Agreement), and to the extent any items are not covered by such past practices, methods or elections (or in the event any such past practice, method or election or any such matter is not, or is no longer, permissible under the applicable Tax Law) or otherwise required as a result of the Tax treatment described in Sections 5.3(b) or 5.3(c), the Allocation, or the transactions contemplated by this Agreement, in accordance with reasonable Tax accounting practices selected by the party preparing such Tax Return after consultation with, and with the consent of, the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that no position shall be taken in any such Tax Return unless the tax treatment of such position would more likely than not be sustained on its merits if challenged.

(iv)          Buyer and Seller shall attempt in good faith to reach agreement with respect to any issue resulting from any review of a Tax Return or a Statement.  Should Buyer and Seller fail to reach such an agreement within 10 days after delivery of such Tax Return and, if applicable, the Statement related thereto (or, in the case of an income or franchise Tax Return, within 30 days after delivery of such Tax Return and, if applicable, the Statement related thereto), a determination with respect to such issue shall be made by the Independent Accountant, whose decision shall be final and binding upon the parties for purposes of finalizing such Tax Return for filing with the appropriate Tax Authority and the Statement related thereto.  All of the fees and expenses of the Independent Accountant pursuant to this Section 5.3(d)(iv) shall be apportioned between Buyer and Seller by the Independent Accountant based upon the inverse proportion of the amounts resolved in favor of each such party (i.e., so that the prevailing party bears a lesser, or no, amount of fees and expenses).

(v)           Seller shall pay to the appropriate Tax Authority or to Buyer, as appropriate, the amount of Tax that is shown as due on a Tax Return described in Section 5.3(d)(i), and shall pay to Buyer the amount of Tax that is shown as due on a Statement prepared with respect to a Tax Return described in Section 5.3(d)(ii), no later than (or, if paid to Buyer, at least two (2) days before) the due date, including any extensions thereof, for filing such Tax Return; except to the extent such Taxes have been taken into account in determining the Closing Working Capital as shown on the Final Closing Statement that has become final and binding pursuant to Section 2.3.

(vi)          Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Western Drilling for all periods beginning after the Closing Date.

(vii)         Buyer and Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after Buyer’s purchase of the Interests as allocable to Buyer’s period of ownership to the extent permitted by applicable Tax Law.  Buyer agrees to indemnify Seller for any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by Western Drilling not in the Ordinary Course of Business occurring on the Closing Date after Buyer’s purchase of the Interests.

(e)           Cooperation on Tax Matters.  Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns with respect to Western Drilling and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the request of the other party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree, and Buyer shall cause its Affiliates, (A) to retain all books and records with respect to Tax matters relating to Western Drilling for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller shall, and Buyer shall cause its Affiliates to, allow such party to take possession of such books and records.  Buyer and Seller further agree, upon request, to use, and cause their respective Affiliates to use, their respective Commercially Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to any of the transactions contemplated by this Agreement).

(f)            Tax Refunds.  The amount or economic benefit of any refunds of Taxes received by Seller, Buyer or Western Drilling for any Pre-Closing Tax Period of Western Drilling shall be for the account of Seller except as otherwise provided in this Section 5.3(f).  The amount or economic benefit of any refunds of Taxes received by Seller, Buyer or Western Drilling for any periods that are not Pre-Closing Tax Periods of Western Drilling shall be for the account of Buyer.  In the case of a Straddle Period, the amount or economic benefit of any refunds received by Seller, Buyer or Western Drilling shall be apportioned between Seller and Buyer in accordance with Section 5.2(b) except as otherwise provided in this Section 5.3(f).  In addition, (A) to the extent there is a refund or credit against Tax by a Tax Authority to Seller, Buyer or Western Drilling of any liability for a Tax accrued on the Final Closing Statement that has become final and binding pursuant to Section 2.3, it shall be for the account of Seller, and (B) to the extent there is a refund or credit against Tax by a Tax Authority to Seller, Buyer or Western Drilling of any amount of Tax that increased the Purchase Price pursuant to Section 2.3 by reason of the inclusion of an asset (or reduction of a liability) with respect to such Tax on the Final Closing Statement that has become final and binding pursuant to Section 2.3, it shall be for the account of Buyer, and to the extent the amount of such asset (or reduction of a liability) exceeds the amount of such refund or credit, Seller shall pay to Buyer the amount of such excess.  Any such amounts owing to Seller or Buyer, as applicable, as provided in this Section 5.2(f) shall be paid by Buyer or Seller, as applicable, within fifteen (15) Business Days of the receipt of any such payments, credits, or refunds.

(g)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and the transfer of the Transferred Assets (“Transfer Taxes”), shall be paid one half by Seller and one half by Buyer; provided, however, that any Transfer Taxes due in connection with the Restructuring shall be paid by Seller.

(h)           Tax Treatment of Indemnity Payments.  The parties hereto agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

(i)            Termination of Tax Sharing Agreements.  The Seller shall cause any and all Tax sharing or allocation agreements, intercompany agreements or other agreements or arrangements, between Western Drilling and any other Person and relating to any Tax matters to be terminated with respect to Western Drilling as of the day before the Closing Date, and from and after the Closing Date, Western Drilling shall not be bound thereby or have any liability thereunder for any taxable period (whether past, current or future taxable periods).

5.4                                 Books and Records.

(a)           Except as otherwise provided in Section 5.3(e), Buyer shall, and shall cause its Affiliates to, retain all books and records relating to Western Drilling for a period of six (6) years after the Closing Date.  In addition to the foregoing, each of Buyer and Seller shall, and shall cause its Affiliates to, afford to the other party hereto, and its counsel, accountants and other authorized agents and representatives, during normal business hours, upon reasonable notice and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), reasonable access to the personnel, books, records and other data relating to Western Drilling and the Employees, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims or audits which may have been or may be made against any such party or its Affiliates, (ii) for the preparation of Tax Returns and other documents and reports that such party or its Affiliates are required to file with Governmental Authorities, (iii) for accounting purposes (including for purposes of preparing closing financial statements, and closing the books and records, of Western Drilling) and (iv) for any other reasonable business purpose.  The foregoing shall not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, is reasonably likely to result in the waiver of any attorney-client privilege.

(b)           Seller may retain (i) CD copies of the materials included on IntraLinks in connection with the Auction, the Interests Purchase and the other transactions contemplated by this Agreement, together with CD copies of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from other Persons in connection with the Auction, the Interests Purchase and the other transactions contemplated by this Agreement, and (iii) copies of all consolidated and combined financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements.

5.5                                 No Other Representations.  Buyer acknowledges that it is, subject to Seller’s express representations, warranties, covenants and obligations under this Agreement, acquiring Western Drilling on an “as is, where-is” basis, with all faults, in reliance upon Buyer’s inspection thereof.  Except as otherwise expressly set forth in this Agreement, and without limiting Seller’s express representations and warranties, Seller makes no representation or warranty of any kind whatsoever with respect to any of the assets or liabilities of Western Drilling, whether express or implied, including any representations or warranties concerning or with respect to (a) the value, nature, quality of condition, or state of repair of any of the assets of Western Drilling, or (b) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of any personal or real property owned or leased by Western Drilling.  Buyer hereby expressly disclaims the implied warranty of habitability, the implied warranty of merchantability, the implied warranty of fitness for a particular purpose, and all express or implied warranties relating to the quality of or otherwise relating to the physical condition of the assets of Western Drilling.

5.6                                 Disclaimer Regarding Financial Data and Projections.  In connection with Buyer’s investigation of Western Drilling, Buyer has received from Seller and its representatives certain (a) financial data, (b) projections and other forecasts and (c) business plan information, in each case relating to Western Drilling.  Buyer acknowledges that (w) there are uncertainties inherent in attempting to make any projections and other forecasts and plans, (x) Buyer is familiar with such uncertainties, (y) Buyer is taking full responsibility for making its own evaluation of the adequacy and, except as expressly set forth in ARTICLE III, accuracy of all financial data, projections and other forecasts and plans so furnished to it, and (z) except in connection with a breach of ARTICLE III, which is governed by ARTICLE VII, Buyer shall have no claim against any person with respect thereto.  Accordingly, except as expressly set forth in ARTICLE III, Buyer acknowledges that Seller has not made, and is not making, any representation or warranty with respect to such financial data, projections, forecasts or plans.

5.7                                 Shareholders’ Guaranty.  Each of the Shareholders hereby fully and unconditionally guarantees all of the duties and obligations of Seller pursuant to this Agreement (other than Seller’s indemnification obligations in Section 5.3(a) and ARTICLE VII for which the Shareholders are jointly and severally liable), and in the event that Seller fails to pay or perform any such duties or obligations, Buyer may proceed against each of the Shareholders directly.  The Shareholders hereby expressly waive the following, including, without limitation, any and all defenses, claims and set-offs of any kind or nature arising directly or indirectly as a result of any of the following:  (i) acceptance or notice of the acceptance of this guaranty; (ii) presentment, demand, notice of dishonor, protest, and all other notice whatsoever; (iii) the invalidity, irregularity, or unenforceability of the liabilities hereby guaranteed; (iv) any defense that may now or hereafter arise by reason of the incapacity, lack of authority, death or disability of Seller, or any officer, partner or agent of Seller, any co-guarantor, or any other person or entity or the failure of Buyer to file or enforce a claim against the estate (either in bankruptcy or any other proceeding) of Seller or any other person or entity; (v) the defense of the statute of limitations in any action hereunder or for the collection of the indebtedness or the performance of any obligation hereby guaranteed; (vi) any delay on the part of Buyer in exercising any of its rights under this guaranty, or otherwise; (vii) until the obligations hereby guaranteed are satisfied in full, any right of subrogation to Buyer against Seller and any rights to enforce any remedy which Buyer may have against Seller; (viii) any defense based upon an election of remedies by Seller which destroys or otherwise impairs any subrogation rights of the Shareholders or the right of the Shareholders to proceed against Seller for reimbursement, and/or any other rights of the Buyer to proceed against Seller, against any other guarantor, or against any other person or security; (ix) any right to assert against Seller any defense (legal or equitable), set-off, counterclaim, and/or claim which the Shareholders may now or at any time hereafter have against Seller and/or any other party liable to Buyer in any way or manner.  Without in any way limiting the foregoing, the Shareholders expressly waive any and all benefits under California Civil Code Sections 2809, 2810, 2819, 2845, 2849, 2850, and 2855.

ARTICLE VI
EMPLOYEE MATTERS

6.1                                 Participation in Benefit Plans.  Effective as of the day after the Closing Date (or as soon thereafter as practicable), Buyer shall cause each Employee of Western Drilling, if and to the extent eligible, to be provided with coverage under each employee benefit plan, program, policy or arrangement of Buyer or any of its Affiliates on the same terms and conditions as other similarly situated Buyer employees, except that certain carryover service shall be provided as set forth below.  Buyer shall cause the insurance carriers and benefit plan administrators or trustees of Buyer or its Affiliates to:  (i) recognize service with Western Drilling (and any predecessor) prior to Closing (“Prior Service”) for purposes of eligibility to enroll in the welfare plans of Buyer and its Affiliates (e.g. its life, medical, dental, accident, disability, flexible spending and similar benefit plans); and (ii) provide each such Western Drilling employee with credit under its medical and dental plans for payments made under the corresponding plan or employee benefit program in satisfying any deductible or out-of-pocket limit requirements.  Buyer shall recognize Prior Service for all Western Drilling employees for purposes of eligibility and vesting under the Buyer’s 401(k) Plan.  Buyer shall recognize Prior Service for all Western Drilling employees for purposes of determining entitlement to vacation and sick leave as employees under applicable vacation and sick leave policies of Buyer.  Buyer shall recognize Prior Service for purposes of determining entitlement to and the amount of any severance benefits which may be payable by Buyer to any Western Drilling employee.  The parties shall cooperate to cause Western Drilling to transfer its Employee Welfare Benefit Plans to HWOC, or take other mutually agreed action with respect thereto, as soon as reasonably practical after the Closing.

6.2                                 No Third Party Beneficiaries.  No provision of this Agreement shall create any third party beneficiary rights in any employees of Western Drilling or any beneficiaries or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided to any of such employees by Western Drilling or under any benefit plan which Western Drilling may maintain.

6.3                                 Cooperation.  To the extent Seller desires to communicate with any beneficiaries of the Profit Sharing Plan following the Closing, Buyer shall cause Western Drilling to reasonably cooperate in facilitating such communications and to use its commercially reasonable endeavors to assist in such related matters as may be reasonably requested.

ARTICLE VII
INDEMNIFICATION

7.1                                 Survival.  The representations and warranties contained in Article III of this Agreement shall survive the Closing and automatically expire on the date that is eighteen (18) months following the Closing Date (the “Survival End Date”), except that the representations and warranties contained in (a) Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; Execution; Enforceability), Section 3.5 (Capitalization; Subsidiaries; Ownership of Interests), and Section 3.23 (Brokers and Finders) (collectively, “Seller Fundamental Representations”) shall survive in perpetuity with respect only to the matters addressed therein, (b) Section 3.21 (Environmental Matters) shall survive the Closing and automatically expire on the date that is twenty-four (24) months following the Closing Date and (c) Section 3.18 (Taxes) shall survive the Closing and automatically expire on the date that is twenty (20) calendar days after the expiration of all statutes of limitation (without giving effect to any extensions thereof) applicable to such Taxes.  If written notice of a claim has been given in accordance with Section 7.2(c) prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

7.2                                 General Indemnification.

(a)           By Seller and the Shareholders.  Seller and the Shareholders shall, jointly and severally, indemnify, save and hold harmless Buyer and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents

(collectively, the “Buyer Indemnified Parties”) from and against any and all Damages arising out of, resulting from or relating to, without duplication:  (i) the breach of any representation or warranty made by Seller under ARTICLE III, (ii) the breach of any covenant or agreement of this Agreement or any of the Ancillary Agreements to be performed by Seller or either of the Shareholders, (iii) the Excluded Assets, (iv) the Excluded Employees, (v) the matter disclosed on item 5 of Section 3.14 of the Seller Disclosure Schedules or (vi) the Profit Sharing Plan and item 6 of Section 3.19 of the Seller Disclosure Schedules; provided that Seller and the Shareholders shall not have any obligation hereunder with respect to any breach set forth in (i) above unless the Buyer Indemnified Parties have made a claim for indemnification pursuant to Section 7.2(c) with respect to any such breach of a representation or warranty prior to the expiration of such representation or warranty as set forth in Section 7.1.

(b)           By Buyer.  Buyer shall indemnify, save and hold harmless Seller and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Buyer in ARTICLE IV, (ii) the breach of any covenant or agreement of this Agreement or any of the Ancillary Agreements by Buyer or (iii) the ownership and/or operation of the Business on and after the Closing.

(c)           Procedure.  Any party seeking indemnification under this Section 7.2 or Section 5.3 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 7.2 or Section 5.3; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7.2 or Section 5.3, except to the extent the Indemnifying Party is materially prejudiced by such failure.  The liability of an Indemnifying Party under this Section 7.2 or Section 5.3 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 7.2 or Section 5.3 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions.  If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within twenty (20) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7.2 or Section 5.3, except to the extent the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel).  If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this ARTICLE VII or Section 5.3, it shall act reasonably and in good faith and shall not so settle such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

(d)           Definition of Damages.  The term “Damages” means any and all costs, losses, Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of Third Party Claims), including reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.  Notwithstanding the foregoing or any other provision of this agreement to the contrary, no party hereto shall be required to indemnify or hold harmless the other party hereto or otherwise compensate any Indemnified Party hereto for damages with respect to such Indemnified Party’s lost profits, lost business, lost business opportunities, restitution, damage to reputation, diminutions in value, mental or emotional distress or indirect, incidental, consequential, special, punitive, exemplary or similar damages, even if the other party has been advised of the possibility of such Damages.

(e)                                  Payment for indemnification obligations arising under this Section 7.2 shall be subject to the limitations set forth in Section 7.3.

7.3                                 Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)                                  no amount shall be payable by Seller or the Shareholders pursuant to Section 7.2(a)(i) or (v) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 7.2(a)(i) exceeds $505,000, and then only for the amount by which such Damages exceed such threshold amount; provided that this limitation shall not apply to any breaches of any of the Seller Fundamental Representations or to any claim for indemnification under Section 5.3, and provided further, that the limitation in this Section 7.3(a) shall not apply in the event of fraud, intentional misrepresentation or willful misconduct;

(b)                                 the maximum aggregate amount of Damages for which indemnity may be recovered by the Buyer Indemnified Parties from Seller or the Shareholders pursuant to Section 7.2(a)(i) shall be an amount equal to $6,060,000 less the aggregate amount of Damages, if any, recovered by the Buyer Indemnified Parties from Seller or the Shareholders pursuant to Section 7.2(a)(v) as such amount itself is limited by this Section 7.3(b), inclusive of legal fees and costs of defense incurred by Seller or the Shareholders in performing their obligations under Section 7.2(a)(i),  provided that this limitation shall not apply to any breaches of any of the Seller Fundamental Representations, which breaches shall be indemnified against in their entirety up to an amount not to exceed the sum of (i) the Purchase Price (as adjusted) plus (ii) all amounts paid pursuant to Section 6.4, or to any claim for indemnification under Section 5.3; and provided further, that the maximum aggregate cost of Damages for which indemnity may be recovered by the Buyer Indemnified Parties from Seller or the Shareholders pursuant to Section 7.2(a)(v) shall be an amount equal to $1,250,000, and provided further, that the limitations in this Section 7.3(b) shall not apply in the event of fraud, intentional misrepresentation or willful misconduct;

(c)                                  the amount of any Damages for which any Buyer Indemnified Party is entitled to indemnification hereunder shall be reduced by any net amount of insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto actually received by such Buyer Indemnified Party (it being agreed that, promptly after the receipt of any such amount that reduces Damages pursuant hereto, Buyer shall cause such Buyer Indemnified Party to reimburse Seller or the Shareholders, as applicable, for such reduction in Damages for which such Buyer Indemnified Party was indemnified prior to the receipt of such amount).  Nothing herein, including, without limitation, the anticipated future receipt of any such amount reducing Damages, shall limit Seller’s and the Shareholders’ obligation to promptly pay any indemnification amounts due hereunder;

(d)                                 an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Damages;

(e)                                  if Seller or the Shareholders can establish that the Buyer breached its representation in Section 4.7 with respect to a specific breach of a representation or warranty in

ARTICLE III for which a Buyer Indemnified Party is seeking indemnification under Section 7.2(a)(i), then neither the Seller nor either of the Shareholders shall have any liability for any Damages resulting from such specific breach;

(f)                                    in determining the amount of indemnification due under Section 5.3(a) or Section 7.2, all payments shall be reduced by any Tax benefit actually and currently realized by the Indemnified Party on account of the underlying claim with respect to the taxable period in which such underlying claim occurred.  In computing the amount of any such Tax benefits, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages for which indemnification is provided under this Agreement.  For purposes of this Agreement, the Indemnified Party shall be deemed to have “actually realized” a net Tax benefit in any taxable year to the extent that, during such taxable year, the amount of Taxes payable by the Indemnified Party for such taxable year is reduced below the amount of Taxes that the Indemnified Party would have been required to pay but for the incurrence or payment of such indemnified Damages;

(g)                                 the amount of any Damages claimed by any Buyer Indemnified Party hereunder shall be net of any allowances and reserves that are specifically identified with respect thereto to the extent such allowances or reserves have been treated as a Working Capital Liability (or have otherwise reduced the amount of Working Capital Assets) in the Final Closing Statement that has become final and binding pursuant to Section 2.3;

(h)                                 Buyer acknowledges and agrees that the representations and warranties set forth in Section 3.18 shall not provide the basis for any claim for indemnification under Section 5.3 or Section 7.2(a) for Taxes with respect to any period that is not a Pre-Closing Tax Period; provided, however, that this Section 7.3(h) shall not apply to, and shall in no way limit, Seller’s and the Shareholders’ indemnification obligations for any breach of Seller’s representations and warranties in Section 3.18(g); and

(i)                                     if an Indemnified Party recovers Damages from an Indemnifying Party under Section 7.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party, other than a third party with whom the Indemnified Party has a material business agreement or arrangement, with respect to such recovered Damages, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

7.4                                 Exclusive Remedy.  Each party hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy relating to the Business, the Interests Purchase, the other transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of fraud, intentional misrepresentation or willful misconduct) shall be pursuant to the indemnification provisions of this ARTICLE VII and Section 5.3.  In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims and causes of action it may have against the other party or its Affiliates, successors and permitted assigns and each of the foregoing’s respective shareholders, directors, officers, employees and agents relating to the Business, the Interests Purchase, the other transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of fraud, intentional misrepresentation or willful misconduct).

7.5                                 Mitigation.  Each Indemnified Party shall use Commercially Reasonable Efforts to mitigate any Damages for which it may claim indemnification under this ARTICLE VII and to seek all applicable recoveries available to it pursuant to any insurance, indemnity, contribution or other payment rights it may have or other similar recovery rights it may have with respect to any Damages for which it may claim indemnification under this ARTICLE VII.

ARTICLE VIII
MISCELLANEOUS

8.1                                 Further Assurances.  Each party hereto shall use its Commercially Reasonable Efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.2                                 Notices.  All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by internationally recognized courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to Buyer:

Key Energy Services, LLC
1301 McKinney Street, Suite 1800
Houston, Texas 77010
Facsimile: (713) 651-4559
Attn: General Counsel

With a copy to:

Paul S. Blencowe, Esq.
Fulbright & Jaworski L.L.P.
555 South Flower Street, 41st Floor
Los Angeles, California 90071
Facsimile: (213) 892-9494

If to Seller and the Shareholders:

Western Drilling Holdings, Inc.
4300 Midway Road
P.O. Box 1405
Taft, California 93268
Attention: Fred S. Holmes
Paul C. Hancock

With a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, California 90071-1560
Attention: J. Martin Willhite

or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

8.3                                 Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto, the Seller Disclosure Schedules and any agreement, certificate, instrument or other document executed and delivered in connection herewith, and the Confidentiality Agreement, constitute the entire agreement and understanding of the parties hereto, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any shareholder, director, officer, employee, agent, Affiliate or representative of either party hereto.

8.4                                 Governing Law.  The parties hereto expressly agree that all the terms and conditions hereof shall be governed by and construed and enforced in accordance with the Laws of the State of California applicable to agreements made and to be performed entirely therein, without regard to principles of conflicts of laws.

8.5                                 Consent to Jurisdiction; Venue; Waiver of Jury Trial.  The parties hereto irrevocably agree that all actions to enforce an arbitrator’s decision or award pursuant to Section 8.6 shall be instituted in the federal or state courts sitting in Los Angeles, California.  Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction of and venue in the courts of the State of California and of the United States sitting in the City of Los Angeles, California, in connection with any such proceeding, and waives any objection based on forum non conveniens.

8.6                                 Arbitration.  Except as otherwise expressly provided in Section 2.3 or Section 8.5, any dispute with respect to, in connection with or relating in any manner to this Agreement or the transactions contemplated hereby shall be submitted for resolution to arbitration in Los Angeles, California, or such other location as the parties may agree to, under the Commercial Arbitration Rules of the American Arbitration Association to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the production of evidence, and the parties hereto agree that the arbitrator may impose sanctions in his or her discretion to enforce compliance with discovery and other obligations.  Such proceedings shall be presided over by a single arbitrator.  If the parties to the dispute do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by the parties to the dispute from a list of five arbitrators provided by the American Arbitration Association.  Such list shall be provided within ten (10) days of the request of any party for arbitration.  The party requesting arbitration shall delete one name from the list.  The other party shall delete one name from the list.  This process shall then be repeated in the same order and the last remaining person on the list shall be the arbitrator.  This selection process shall take place within the two (2) Business Days following both parties’ receipt of the list of five (5) potential arbitrators.  Hearings of such arbitration proceeding shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available.  The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.  The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance.  Unless otherwise ordered by the arbitrator pursuant to Section 8.7 of this Agreement, the arbitrator’s expenses shall be shared equally by the parties to the arbitration.

8.7                                 Attorneys’ Fees.  If any arbitration is brought under Section 8.6, the arbitrator may award the successful or prevailing party reasonable attorneys’ fees and other costs and expenses incurred in connection with that action or proceeding, in addition to any other relief to which it may be entitled.  If any other proceeding is brought by one party against another to enforce an arbitration award, the successful or prevailing party shall be entitled to recover its reasonable attorneys fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

8.8                                 Transaction Expenses.  Except as otherwise expressly provided in this Agreement, including Sections 2.3(e) and 5.3, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the transactions contemplated hereby, including the fees and expenses of its own counsel, accountants and other experts, provided that Seller shall pay all such fees, costs and expenses of Western Drilling incurred prior to the Closing.

8.9                                 Amendments.  This Agreement may only be amended or modified, except by a written agreement duly executed by Buyer and Seller.

8.10                           Assignments; No Third Party Rights.

(a)                                  Neither Buyer nor Seller may assign any of its rights, interest or obligations under this Agreement without the prior written consent of the other party and any purported assignment without such consent shall be void.

(b)                                 Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, the Seller Indemnified Parties and the Buyer Indemnified Parties, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto, the Seller Indemnified Parties and the Buyer Indemnified Parties and their respective successors and permitted assigns.

8.11                           Waiver.  No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach.  No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given.  No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein.  Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies of the parties hereto are cumulative and not alternative.

8.12                           Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

8.13                           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.  The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

8.14                           Construction.  This Agreement shall be deemed to have been drafted jointly by the parties hereto.  Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party hereto.

8.15                           Incorporation by Reference.  Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

8.16                           Headings.  The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

8.17                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER

KEY ENERGY SERVICES, LLC

By:	/s/ Jim D. Flynt
Name:	Jim D. Flynt
Title:	Vice President

SELLER

WESTERN DRILLING HOLDINGS, INC.

By:	/s/ Fred S. Holmes
Name:	Fred S. Holmes
Title:	President and Chief Executive Officer

By:	/s/ Paul Hancock
Name:	Paul Hancock
Title:	Chief Financial Officer, Vice President and Secretary

SHAREHOLDERS

/s/ Fred S. Holmes
Fred S. Holmes

/s/ Barbara J. Holmes
Barbara J. Holmes